Exhibit 10.1

[***] Certain information has been excluded pursuant to Item 601(b)(10)(iv) of Regulation S-K from this document because it is both not material and is the type that the registrant treats as private or confidential.

May 19, 2022

Mr. Michael Rama

Chief Financial Officer

Via email: [***]

Re: New Employment Agreement

Dear Michael:

On behalf of Blink Charging Co. (the “Company”), I am pleased to make this offer to renew your employment as the Chief Financial Officer of the Company (the “New Agreement”). As Chief Financial Officer (“CFO”), you will continue to report to the Company’s Chief Executive Officer and Executive Chairman and work at the Company’s headquarters at 605 Lincoln Road, 5th Floor, Miami Beach, FL 33139. This New Agreement and the compensation package contemplated herein are subject to the recommendation of the Compensation Committee (“Compensation Committee”) and the approval of the Company’s Board of Directors (“Board”).

Effectiveness. This New Agreement shall become effective only upon your execution. Upon Board approval, this New Agreement shall replace your original Offer Letter dated February 7th, 2020 (the “Expired Agreement”). The start date of this New Agreement shall be January 1, 2022 (the “Start Date”). Following the Start Date, the New Agreement shall solely and exclusively govern your relationship with the Company, but the Expired Agreement will continue to control all entitlements and obligations with respect to the Company prior to the Start Date.

Further, all equity awards, stock options, and/or common or restricted common stock earned, granted, or issued to you prior to the Start Date shall remain subject to those terms and conditions set forth in the Expired Agreement. For the purposes of this New Agreement, your effective employment date will be January 1, 2022. The necessary adjustments and prorations for the period between January 1, 2022, and the Start Date will be fully described in Appendix B enclosed with this letter.

Base Salary. Your annual base salary will increase to $390,000 ($32,500 monthly) less applicable taxes, deductions, and withholdings, to be paid monthly and subject to an annual review (“Base Salary”). You will be paid on the Company’s regularly scheduled payday, which is currently the 15th and 30th of every month.

Annual Performance Bonus. Upon meeting pre-determined periodic Key Performance Indicators (“KPIs”) every year, you will be eligible to receive a cash bonus in an amount equal to fifty percent (50%) of your Base Salary (the “Performance Bonus”). You and the Compensation Committee will work to establish mutually agreeable KPIs (attached hereto as Appendix A). The failure to establish KPIs, not through the fault of the Compensation Committee, will exclude you from eligibility for the Performance Bonus. To qualify for the Performance Bonus, you must meet the relevant KPIs for the twelve (12) month period preceding the date your Performance Bonus is considered to be paid.

Equity Awards. As a “C” level executive of the Company, you are entitled to receive equity awards (“Equity Awards”) under the Company’s 2018 Incentive Compensation Plan (the “Plan”). The aggregate annual award value under the Plan will be equal to fifty percent (50%) of your Base Salary, as adjusted from time to time, comprised of the Company’s Restricted Common Stock (the “RCS”) (the “Grant”). Fifty percent (50%) of the Grant shall vest immediately on the Grant Date, and the remaining fifty percent (50%) shall vest in equal one-third (1/3) increments on each anniversary of the Grant Date. All Equity Awards shall be granted to you, provided that: (i) at the end of each applicable vesting period, you are still employed by the Company; and (ii) you satisfy the KPIs and other performance criteria established by the Plan. All Equity Awards will be awarded on or about March 31st of each year.

605 Lincoln Road, 5TH Floor	(305) 521-0200
Miami Beach, FL 33139	BlinkCharging.com
Nasdaq:BLNK

Benefits. At no cost to you, you and your family will participate in the Company’s current medical, dental, vision, short term disability, long term disability, life, and accident benefit programs. Beginning on your Start Date you are eligible for a monthly electric vehicle and auto insurance allowance not to exceed $1,500 month.

Business Expense Reimbursement. Upon presentation of appropriate documentation in accordance with the Company’s expense reimbursement policies, the Company will reimburse you for the reasonable business expenses you incur in connection with your employment.

Paid Time Off. You will accrue Paid Time Off, which you will be allowed to use at your discretion, at a rate of two hundred and forty (240) hours, or twenty (20) days (based upon an eight-hour workday). Additionally, you will have two (2) floating holidays, which you will be able to use anytime during the year.

Term. The term of your employment shall be three (3) years and three (3) months (39 months in total), commencing on the Start Date (the “Term”).

Termination by the Company for Cause. You may be terminated by the Company immediately and without notice for “Cause.” “Cause” shall mean: (i) your willful material misconduct; or (ii) your willful failure to materially perform your responsibilities to the Company. “Cause” shall be determined by the Company after conducting a meeting where you can be heard on the topic.

Termination Without Cause. The Company may terminate your employment without Cause. Upon Termination Without Cause the Company will (i) continue payment of your Base Salary for the number of months you were employed with the Company, not to exceed (12) twelve months. Additionally, the Company will subsidize your COBRA rate for six (6) months after your termination date. You will only be responsible for paying the active employee rate for your benefits.

Resignation. Should you resign or end your employment with the Company of your own volition prior to the end of the Term for any reason not listed above, you will no longer be entitled to any compensation, including payments and bonuses (except to amounts already earned), from the Company as enumerated herein. Further, any outstanding equity awards and all unvested shares of the Company’s stock will terminate immediately. The foregoing is your sole entitlement to severance payments and benefits.

Change In Control. If Blink Charging Co. undergoes a “Change in Control” (as defined hereunder), and any one of the events listed in this clause occurs (the “List of Events”), you will receive a total severance payment equal to 2.99 times your Base Salary (which would include any other applicable severance payment under this New Agreement). The List of Events includes: (i) you lose your position as the Company’s Chief Financial Officer through termination or assignment to a significantly lower position; (ii) your compensation is materially decreased via any means; or (iii) you are terminated without cause during one of the following time periods: the merger/acquisition (“M&A”) negotiation, the M&A’s due diligence period, or within one year after the closing of the M&A. Additionally, all Stock Options and RCSs previously awarded, allocated, or earned by you will immediately vest and all restrictions will be immediately eligible for removal and you will receive your full cash bonuses for the calendar year in which the triggering event in the List of Events occurs. “Change of Control” of the Company is defined as: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, (as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities; (ii) the date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or (iii) the date of the consummation of the sale or disposition by the Company of all or substantially all the Company’s assets. A transaction will not be deemed a Change of Control unless the transaction qualifies as a “change in control event” within the meaning of Code Section 409A. Notwithstanding the foregoing, in the event that any payment or benefit you receive or you will be entitled to receive pursuant to this New Agreement or any other plan, program or arrangement of the Company or its Affiliates would constitute an “excess parachute payment” within the meaning of Section 280G of the Code (“Excess Parachute Payment”), then the payments under this New Agreement shall be reduced (by the minimum possible amounts) until no amount payable to the employee under this New Agreement constitutes an Excess Parachute Payment; provided, however, that no such reduction shall be made if the net after-tax payment (after taking into account federal, state, local or other income and excise taxes) to which the employee would otherwise be entitled without such reduction would be greater than the net after-tax payment (after taking into account federal, state, local or other income and excise taxes) to you resulting from the receipt of such payments with such reduction. If, as a result of subsequent events or conditions (including a subsequent payment or absence of a subsequent payment under this New Agreement or other plan, program or arrangement of the Company or its Affiliates), it is determined that payments under this New Agreement have been reduced by more than the minimum amount required to prevent any payments from constituting an Excess Parachute Payment, then an additional payment shall be promptly made to you in an amount equal to the additional amount that can be paid without causing any payment to constitute an Excess Parachute Payment.

605 Lincoln Road, 5TH Floor	(305) 521-0200
Miami Beach, FL 33139	BlinkCharging.com
Nasdaq:BLNK

Death and Disability. In the event of your death during the Term, your employment shall terminate immediately. If, during the Term you shall suffer a “Disability” within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, the Company may terminate your employment. In the event your employment is terminated due to death or Disability, you (or your estate in case of death) shall be eligible to receive the separation benefits (in lieu of any severance payments): all unpaid Base Salary amounts, and all outstanding and fully vested stock options and other equity awards.

Obligations. You shall devote your full business efforts and time to the Company during your employment. However, this obligation shall not preclude you from engaging in appropriate civic, charitable or religious activities, or, with the consent of the Board, from serving on the boards of directors of companies that are not competitors to the Company, as long as these activities do not materially interfere or conflict with your responsibilities to, or your ability to perform your duties at the Company. Any outside activities must be in compliance with and, if required, approved by the Company’s Corporate Governance Guidelines.

Proprietary Agreement and No Conflict with Prior Agreements. As an employee of the Company, you may become knowledgeable or be exposed to confidential and/or proprietary information related to the operations, products, and services of the Company and its clients. Similarly, you may have confidential or proprietary information from prior employers that must not be used or disclosed to anyone at the Company. Therefore, you will be required to read, complete, and sign the Company’s standard Employee Confidentiality and Assignment of Inventions Agreement (“Proprietary Agreement”) and the Proprietary Information Obligations Checklist and return it to the Company on or prior to the Start Date. In addition, the Company requests that you continue complying with any existing and/or continuing contractual obligations that you may have with your former employers. By signing this New Agreement, you represent that your employment with the Company shall not breach any agreement you have with any third party.

Non-Competition. In addition to the obligations specified in the Proprietary Agreement, you agree that during your employment with the Company you will not engage in, or have any direct or indirect interest in, any person, firm, corporation, or business (whether as an employee, officer, director, agent, security holder, creditor, consultant, partner or otherwise) that is competitive with the business of the Company, including, without limitation, planning, developing, installing, marketing, selling, leasing, and providing services relating to electric vehicle charging stations.

Entire Agreement. This New Agreement, including all appendices, contains the entire agreement between the parties and supersedes whatever oral or written understanding they may have had prior to the execution of this Agreement. This Agreement shall not be amended or modified except by a written agreement executed by each of the parties hereto.

Governing Law. To the extent permitted by applicable law, this New Agreement shall be governed by the laws of the State of Florida, and you submit to the exclusive jurisdiction and venue of the courts situated in the State of Florida, County of Miami-Dade for all disputes, claims, or complaints arising out of this New Agreement.

[signature page follows]

605 Lincoln Road, 5TH Floor	(305) 521-0200
Miami Beach, FL 33139	BlinkCharging.com
Nasdaq:BLNK

Please indicate your acceptance of this New Agreement by signing below and returning an executed copy to me at your earliest convenience.

Sincerely,

/s/ Michael D. Farkas
Michael D. Farkas
CEO & Executive Chairman

AGREED AND ACCEPTED:

/s/ Michael Rama	5/19/2022
Michael Rama	Date

January 1, 2022
Start Date

605 Lincoln Road, 5TH Floor	(305) 521-0200
Miami Beach, FL 33139	BlinkCharging.com
Nasdaq:BLNK

Appendix A

[***]

605 Lincoln Road, 5TH Floor	(305) 521-0200
Miami Beach, FL 33139	BlinkCharging.com
Nasdaq:BLNK

Appendix B

	Annual	Per Pay Period	# of Payperiods	Total
Current Base Salary	$325,000.00	$13,541.67
Adjusted Base Salary	$390,000.00	$16,250.00
Difference	$65,000.00	$2,708.33	9	$24,375.00

Current EV Allowance	$9,000.00	$375.00
Adjusted EV Allowance	$18,000.00	$750.00
Difference	$9,000.00	$375.00	9	$3,375.00

				$27,750.00

Pay Periods to Catch Up
1/1/2022 - 5/15/2022	9

Note: Catch Up adjustment is for Payperiods from 1/1/2022 through 5/15/2022 (last payroll);
Adjusted Base and Adjusted EV Allowance will be reflected in the 5/31/2022 Payroll.

605 Lincoln Road, 5TH Floor	(305) 521-0200
Miami Beach, FL 33139	BlinkCharging.com
Nasdaq:BLNK